Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Jodi Amendola Amendola Communications for QuadraMed Corporation 480.664.8412, ext. 11 jamendola@ACMarketingPR.com Investor Relations 703.742.5393 InvestorRelations@QuadraMed.com

The Department of Veterans Affairs Awards $23.4 Million Contract to

QuadraMed for HIM and Revenue Cycle Management Technology

RESTON, Va. – Dec. 15, 2008 – QuadraMed® Corporation (NASDAQ: QDHC) today announced that the Department of Veterans Affairs has renewed its annual Task Order contract under its existing Blanket Purchase Agreement, with a value of $23.4 million for the current option period, which represents an increase of 7% over the value of the prior year’s award. This renewal includes the term license for QuadraMed’s Encoder Product Suite (EPS), and for related training services for all Veterans Affairs (VA) medical centers nationwide during the government’s 2009 fiscal year (FY09). All VA medical centers have been licensed to use QuadraMed EPS since 2005 under the current BPA.

QuadraMed EPS is a comprehensive VistA-integrated Health Information Management (HIM) and Revenue Cycle Management solution that enables VA medical centers to enhance workflow through efficient inpatient and outpatient coding, compliance, claims editing and revenue cycle management.

“VA medical centers continue to lead the nation in delivering high quality, cost-effective care by leveraging the latest innovations in healthcare technology,” said Keith Hagen, QuadraMed President and CEO. “The VA’s renewal for FY09, and its ongoing commitment to QuadraMed technology since 2005, demonstrates the tangible value that it derives from our solutions. We are pleased to continue this strong partnership and look forward to a productive 2009.”

The $23.4 million Task/Delivery Order includes annual term software licenses of $19.9 million, providing an increase of approximately $1.6 million in FY09 over FY08 contracted license fees, and services of $2.6 million for the government’s fiscal year 2009 which will end on September 30, 2009. The Task/Delivery Order also provides for approximately $900,000 for travel expenses for the provision of such services.

VA Renews Contract with QuadraMed for $23.4 Million	Page 1

QuadraMed solutions provide the following valuable functionality to the VA medical center network:

•	Increased data integrity and productivity through coding wizards, real-time compliance monitoring, and customizable billing and coding edits

•	Electronic work assignment

•	Customizable reporting for inpatient and outpatient encounters

•	CMS 1500 and UB 04 claims scrubber

•	Communication tools supporting interdepartmental efficiency and encounter workflow

•	Proven QuadraMed integrated HIM technology

The QuadraMed EPS solution integrates key clinical elements through the VA’s clinical packages and CPRS with revenue cycle coding and billing tools, as part of an integrated healthcare information system.

QuadraMed’s valued subcontractors include DSS, Inc., MEGAS, and Unicor, with their VistA-integration utilities, case assignment, reporting, claims auditing and professional fee coding tools. For information about all QuadraMed products and related services, visit www.quadramed.com or call 800-393-0278.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost effectively. Behind the company’s products and services is a staff of 600 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com/

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

Notwithstanding any statement or expression contained herein, nothing contained in this press release states or implies that the Department of Veterans Affairs endorses a product, project or commercial line of endeavor.

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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